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EXHIBIT 12.1

                       FIRST INDUSTRIAL REALTY TRUST, INC

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                     2000            1999           1998         1997            1996
                                                  ---------       ---------      ---------     --------        --------
Income from Operations Before Income
Allocated to Minority Interest,
Disposition of Interest Rate Protection
Agreements, Restructuring Charge and
Abandoned Pursuit Costs Charge ................   $ 107,863       $ 112,560      $ 100,725      $ 64,949       $ 36,524

Plus:  Interest Expense and Amortization
of Interest Rate Protection Agreements
and Deferred Financing Costs ..................      85,675          81,231         72,750        52,671         32,240
                                                  ---------       ---------      ---------     ---------       --------

Earnings Before Income Allocated to
Minority Interest, Disposition of
Interest Rate Protection Agreements,
Restructuring Charge and Fixed Charges ........   $ 193,538       $ 193,791      $ 173,475     $ 117,620       $ 68,764
                                                  =========       =========      =========     =========       ========

Fixed Charges and Preferred Stock
Dividends .....................................   $ 123,722       $ 119,643      $ 107,003     $  65,678       $ 36,660
                                                  =========       =========      =========     =========       ========

Ratio of Earnings to Fixed Charges and
Preferred Stock Dividends (a) .................       1.56x           1.62x          1.62x         1.79x          1.88x
                                                  =========       =========      =========     =========       ========


(a) For purposes of computing the ratios of earnings to fixed charges and preferred stock dividends, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income from operations before income allocated to minority interest, disposition of interest rate protection agreements, restructuring charge and abandoned pursuit costs charge. Fixed charges consist of interest costs, whether expensed or capitalized and amortization of interest rate protection agreements and deferred financing charges.